Exhibit 5.2

October 26, 2017

Statoil ASA,

Forusbeen 50,

N-4035 Stavanger,

Norway.

Statoil Petroleum AS,

Forusbeen 50,

N-4035 Stavanger,

Norway.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), by Statoil ASA, a Norwegian corporation (the “Company”) of an indeterminate principal amount of debt securities (the “Debt Securities”) of the Company, the related guarantees (the “Guarantees”) of the Debt Securities by Statoil Petroleum AS (the “Guarantor”), and ordinary shares (the “Ordinary Shares”), nominal value NOK 2.50 per share, of the Company, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement on Form F-3 (the “Registration Statement”) has become effective under the Act, the terms of the Debt Securities and the Guarantees, and of their issuance and sale have been duly established in conformity with the Indenture relating to such Debt Securities and Guarantees, dated as of April 15, 2009, between the Company, the Guarantor and Deutsche Bank Trust Company Americas (the “Trustee”) (the “Base Indenture”), as amended and supplemented by Supplemental Indenture No. 1 to the Base Indenture, dated as of May 26, 2010 (together with the Base Indenture, the “Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor, as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as applicable, and the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities and Ordinary Shares.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit or the related Guarantee in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated or the related Guarantee into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security or related Guarantee denominated in a foreign currency would be required to render such judgment in the foreign currency in which the Debt Security or Guarantee is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that (i) the Company and the Guarantor have each been duly incorporated, (ii) that the Company is a validly existing public limited company (allmennaksjeselskap), (iii) that the Guarantor is validly existing as a limited company (aksjeselskap) and (iv) that the Indenture has been duly authorized, executed and delivered by the Company and the Guarantor, in each case, under the laws of the Kingdom of Norway. With respect to all matters of Norwegian law, we note that you have received an opinion, dated today’s date, of the Senior Legal Counsel of Statoil ASA and Statoil Petroleum AS.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, which assumption we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP